UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

The Walt Disney Company
(Name of Registrant as Specified in its Charter)

Blackwells Capital LLC
Blackwells Onshore I LLC
Jason Aintabi
Craig Hatkoff
Leah Solivan
Jessica Schell

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On January 22, 2024, Blackwells Capital LLC (“Blackwells”) issued a press release, a copy of which is filed as Exhibit 1.

Exhibit 1

Blackwells Capital Files Preliminary Proxy Statement for Disney’s 2024 Annual Meeting

Jessica Schell, Craig Hatkoff and Leah Solivan will Support Disney’s Transformation by Adding Expertise That is Currently Lacking

Reiterates Demand That Trian Immediately End its Campaign; Invites Ike Perlmutter to Meet with Blackwells Nominees

Demands Disney Share Information Equally with All Shareholders, Not Just ValueAct

NEW YORK, January 22, 2024 – Blackwells Capital, a shareholder of The Walt Disney Company (“Disney” or the “Company”) (NYSE:DIS) last week filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) in connection with its nomination of three highly qualified candidates – Jessica Schell, Craig Hatkoff and Leah Solivan – for election to the board of directors of Disney (the “Board”) at the Company’s 2024 annual meeting of shareholders (the “2024 Annual Meeting”).

Shareholders are faced with three competing candidate slates at the 2024 Annual Meeting – Disney’s, Trian’s and Blackwells’. In our view, only Blackwells’ highly qualified candidates are in a position to support Disney’s transformation efforts, adding expertise that is demonstrably lacking, while making sure the Disney Board doesn’t become a forum for personal grievances and reckless behavior. Moreover, Disney’s preliminary proxy statement paints a picture of a Board focused less on transforming the Company and more on preventing contrarian viewpoints and expertise from entering the boardroom.

Jason Aintabi, Chief Investment Officer of Blackwells, said, “According to Disney’s own preliminary proxy statement, Mr. Peltz has requested on behalf of Trian a seat on Disney’s Board no less than 24 times in the last year and a half. During that time, Mr. Peltz has not offered a single strategic idea that would benefit shareholders. Astoundingly, Mr. Peltz recently claimed that he would like ‘a guy who doesn’t have media experience’ on the Disney Board. We remind Mr. Peltz that Disney is a significant media company and, now more than any time in its history, needs Board members with deep media experience. Blackwells’ nominee, Jessica Schell, has more media experience than the Trian nominees combined, and would bring a critical perspective that is missing from the Disney Board.”

“We also invite Ike Perlmutter, who represents the vast majority of the Trian shares of Disney, to engage with Blackwells with regards to our investment thesis for Disney, and to meet with our nominees. Mr. Perlmutter can then consider that our nominees will provide critical support in the areas of media and content, technology and real estate – the latter of which we believe represents up to 50% of the entire market value of Disney, and where, underwhelmingly, Disney has no such expertise on its Board. Additionally, with unprecedented innovation in AI, VR and AR, and more, Disney will benefit from Ms. Solivan’s experience in these fields, which is underrepresented on the current Disney Board.”

In listening to the views of Disney shareholders since the time of Blackwells’ first public engagement on Disney late last year, there has been an increasing desire by shareholders for additional support to Disney’s Board, provided it consists of additive expertise and constructive collaboration with existing Board members. The Disney Board has no shortage of issues to resolve, or courses to chart during this transformative time. Additional expertise should be welcomed, not brushed aside.

Mr. Aintabi concluded, “The Disney Board should promptly meet with the Blackwells nominees, in order to promote the free-flowing exchange of ideas that comes with constructive collaboration. On a related note, we remain particularly disappointed that Disney has entered into an information sharing agreement with ValueAct. Disney’s share price already suffers from a significant information discount, as recently noted by several key market analysts. Showering one shareholder with information that is withheld from all other shareholders, will only make matters worse. We therefore also demand that Disney agree to make public all information that is shared with ValueAct under the so-called ‘information sharing agreement’.”

About Blackwells Capital

Blackwells Capital was founded in 2016 by Jason Aintabi, its Chief Investment Officer. Since that time, it has made investments in public securities, engaging with management and boards, both publicly and privately, to help unlock value for stakeholders, including shareholders, employees and communities. Throughout their careers, Blackwells’ principals have invested globally on behalf of leading public and private equity firms and have held operating roles and served on the boards of media, energy, technology, insurance and real estate enterprises. For more information, please visit www.blackwellscap.com.

Contacts

Gagnier Communications

Dan Gagnier & Riyaz Lalani

646-569-5897

blackwells@gagnierfc.com

Morrow Sodali

Michael Verrechia & William Dooley

(800) 662-5200

blackwells@morrowsodali.com

IMPORTANT ADDITIONAL INFORMATION

Blackwells Onshore I LLC, Blackwells Capital LLC, Jason Aintabi, Craig Hatkoff, Jessica Schell and Leah Solivan (collectively, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy card to be used in connection with the solicitation of proxies from the shareholders of The Walt Disney Company (the “Company”) for the 2024 Annual Meeting of Shareholders. All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying form of proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/.

Certain Information Regarding the Participants

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the Participants in the proxy solicitation are: Blackwells Onshore I LLC, Blackwells Capital LLC, Jason Aintabi, Craig Hatkoff, Jessica Schell and Leah Solivan. As of the date hereof, Blackwells Onshore I LLC beneficially owns 30,850 shares of common stock, $0.01 par value per share of the Company (“Common Stock”), Mr. Aintabi beneficially owns 128,600 shares of Common Stock and Blackwells Capital LLC beneficially owns 128,600 shares of Common Stock. As of the date hereof, Mr. Hatkoff, Ms. Schell and Ms. Solivan do not own any shares of Common Stock.